[GRAPHIC OMITTED][GRAPHIC OMITTED]

           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

PLEASE READ YOUR POLICY CAREFULLY

This policy is a legal contract between the Owner (you, your) and Nationwide Life Insurance Company (we, our, us, the Company).

INSURING AGREEMENT:
We issue this policy in consideration of your application and the payment of the Initial Premium. We agree to pay the Death Proceeds to the Beneficiary upon receiving proof that the Insured has died while this policy is in force and before the Maturity Date. We agree to pay the Maturity Proceeds to you if the Insured is living on the Maturity Date.

You and we are bound by the conditions and provisions of this policy.

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THE CASH SURRENDER VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. IT MAY
INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE POLICY. REFER TO THE NONFORFEITURE PROVISIONS ON PAGE 9 FOR DETAILS. THERE IS NO GUARANTEED CASH SURRENDER VALUE.

THE AMOUNT OF THE DEATH BENEFIT MAY BE VARIABLE AND DEPEND ON THE INVESTMENT EXPERIENCE OF THE POLICY. THE DURATION OF THE DEATH BENEFIT WILL BE VARIABLE AND DEPEND ON THE INVESTMENT EXPERIENCE OF THE POLICY. THE DEATH BENEFIT WILL NEVER BE LESS THAN THE SPECIFIED AMOUNT AS LONG AS YOUR POLICY IS IN FORCE. REFER TO THE DEATH BENEFIT PROVISIONS FOR DETAILS.


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RIGHT TO EXAMINE POLICY
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YOU MAY RETURN THIS POLICY TO US WITHIN (1) 10 DAYS AFTER YOU GET IT, OR (2) 45
DAYS AFTER YOU SIGN THE APPLICATION, OR (3) 10 DAYS AFTER WE MAIL OR DELIVER THE NOTICE OF WITHDRAWAL RIGHT, WHICHEVER IS LATEST. THE POLICY, WITH A WRITTEN REQUEST FOR CANCELLATION, MUST BE MAILED OR DELIVERED TO OUR HOME OFFICE OR TO THE REPRESENTATIVE WHO SOLD IT TO YOU. THE RETURNED POLICY WILL BE TREATED AS IF WE NEVER ISSUED IT, AND WE WILL PAY YOU THE AMOUNT SPECIFIED BY THE LAWS OF THE STATE IN WHICH THE POLICY WAS ISSUED.

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If you have any questions about your policy or need additional insurance service, contact your representative or write to our Home Office.

Signed at our Home Office on the Policy Date.

[GRAPHIC OMITTED][GRAPHIC OMITTED] [GRAPHIC OMITTED][GRAPHIC OMITTED]



       /S/PATRICIA R. HATLER                   /S/JOSEPH J. GASPER
            Secretary                                President


                           o Adjustable Death Benefit
                  o Flexible premiums payable during Insured's
                        lifetime until the Maturity Date
                     o Death Proceeds payable at Insured's
                        death prior to the Maturity Date
                       o Maturity Proceeds payable on the
                                  Maturity Date
                          o Not eligible for dividends
                            o Investment experience
                              reflected in benefits



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                                       1
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 ________________________________________CONTENTS_______________________________

          PROVISIONS                                                       PAGE

          Annual Report......................................................6

          Assignment.........................................................7

          Beneficiary........................................................7

          Cash Surrender Value...............................................4

          Cash Value.........................................................9

          Death Benefit......................................................8

          Definitions........................................................4


          Exchange of Policy................................................12


          Error in Age or Sex................................................6

          Grace Period.......................................................7

          Guaranteed Policy Continuation.....................................7

          Incontestability...................................................5

          Insured............................................................4

          Insuring Agreement.................................................1

          Loan..............................................................11

          Monthly Cost of Insurance..........................................9

          Nonforfeiture......................................................9

          Optional Modes of Settlement......................................13

          Owner..............................................................6

          Partial Surrender.................................................10

          Policy Data Page...................................................3

          Premium Payments...................................................7

          Reinstatement......................................................8

          Suicide............................................................5

          Termination........................................................6

          Transfers.........................................................13

          Valuation of Assets in a Variable Account.........................12

          Variable Account..................................................13




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                                   DEFINITIONS

ATTAINED AGE: Attained Age is the Issue Age plus the number of full years since the Policy Date.

BENEFICIARY: The Beneficiary is the person to whom the Proceeds are paid upon the Insured's death while your policy is in force. The Beneficiary is named in the application, unless changed.

CASH SURRENDER VALUE: The Cash Surrender Value of your policy on any date is the Cash Value minus any Indebtedness minus any Surrender Charge.

CASH VALUE: Your policy's Cash Value is the sum of the Cash Value in each Subaccount, and the Policy Loan Account. Refer to the Nonforfeiture Provision for details.

COMPANY: The Company is the Nationwide Life Insurance Company. "We," "our", and "us" refer to the Company.

CONTINGENT BENEFICIARY: The Contingent Beneficiary will become the Beneficiary if the named Beneficiary dies prior to the date of the death of the Insured. The Contingent Beneficiary is named in the application, unless changed.

CONTINGENT OWNER: The Contingent Owner will become the Owner if the named Owner dies prior to the date of the death of the Insured. The Contingent Owner is named in the application, unless changed.

FUND: A Fund is the underlying mutual fund in which Subaccount assets are invested. There is a Fund that corresponds to each Subaccount in a Variable Account. The Funds are listed on the Policy Data Page with the corresponding Subaccounts.

GENERAL ACCOUNT: The General Account is made up of all of our assets other than those held in any separate investment account.

HOME OFFICE: The Home Office of the Company is at One Nationwide Plaza, Columbus, Ohio.

INDEBTEDNESS: Indebtedness is any amount you owe us as a result of a policy loan. Indebtedness consists of principal amount plus accrued interest.

INITIAL INVESTMENT DATE: The Initial Investment Date is the later of the Policy Date or the date we receive the Initial Premium at our Home Office.

INITIAL PREMIUM: The Initial Premium is the premium required for coverage to become effective on the Policy Date. It is shown on the Policy Data Page.

INSURED: The Insured is the person whose life is covered by this insurance policy and is named in the application.

ISSUE AGE: Issue Age is the Insured's age on the last birthday on or before the Policy Date. It is shown on the Policy Data Page.

MATURITY DATE: The Maturity Date is the policy anniversary, from the Policy Date, on or next following the Insured's 100th birthday.

MINIMUM REQUIRED DEATH BENEFIT: The Minimum Required Death Benefit is the lowest death benefit which will qualify the policy as life insurance under Section 7702 of the Internal Revenue Code.

MINIMUM SPECIFIED AMOUNT: The Minimum Specified Amount is shown on the Policy Data Page. Changes to the policy which result in a Specified Amount below the Minimum Specified Amount will not be processed. Refer to Specified Amount Decreases and Partial Surrender Provisions for details.

NET AMOUNT AT RISK: The Net Amount At Risk on a monthly anniversary from the Policy Date is the death benefit minus the Cash Value, calculated prior to deduction of the base policy cost of insurance charge. On any other day, the Net Amount at Risk is the death benefit minus the Cash Value.

NET PREMIUM: The Net Premium is equal to the actual premium minus the percent of premium charge. The percent of premium charge is shown on the Policy Data Page. The Company may at its sole discretion apply a lower percent of premium charge.



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                                       4

OWNER: The Owner has all rights under this policy and is named in the application unless later changed and endorsed on this policy. "You" or "your" refer to the Owner of this policy.

PARTIAL SURRENDER AMOUNT: This is the amount requested by you as a partial surrender. We reserve the right to deduct a fee from this amount. The maximum fee is shown on the Policy Data Page.

POLICY DATA PAGE: The Policy Data Page contains more detailed information about the policy, some of which is unique and particular to the Owner, the Beneficiary, and the Insured.

POLICY DATE: The Policy Date is the date on which your policy becomes in force and insurance coverage takes effect. It is shown on the Policy Data Page. Policy years and policy months are measured from the Policy Date.

POLICY LOAN ACCOUNT: The Policy Loan Account is that portion of the Cash Value which results from policy loans.

PROCEEDS: Proceeds may constitute the amount of money payable to the Beneficiary if the Insured dies while your policy is in force, or the amount of money payable to you upon a surrender or the Maturity Date.

SEC:  The SEC is Securities and Exchange Commission.

SPECIFIED AMOUNT: The Specified Amount is a dollar amount used to determine the death benefit of your policy. It is shown on the Policy Data Page.

SUBACCOUNT: A Subaccount is a part of a Variable Account. We use Subaccounts to account for your allocations of Net Premium and Cash Value among the available Funds under your policy. The assets in each Subaccount are invested exclusively in a specified Fund. The Subaccounts are listed on the Policy Data Page.

VALUATION PERIOD: A Valuation Period is the interval of time between a valuation date and the next valuation date. A valuation date is any day on which the Home Office and the New York Stock Exchange are both open for business. Orders to purchase, redeem, and/or transfer among the Sub-Accounts must be received by the time we specify for that Subaccount. Any orders that are received after the specified time will be processed and valued as of the next valuation date.

VARIABLE ACCOUNT: The Variable Account, named on the Policy Data Page, is the account through which we will issue your policy, into which we will deposit your premium payments, and from which we are obligated to pay all benefits under your policy.



GENERAL POLICY PROVISIONS
ENTIRE CONTRACT: The entire contract consists of this policy, the Policy Data Page, any attached riders or endorsements, and the attached copy of any written application, including any written supplemental applications. No agent, registered representative, or other person may change this policy or waive any of its provisions. Any agreement to alter this policy must be in writing, signed by our president or secretary and attached to or endorsed on your policy. We will not be bound by any promise or representations made by any representative or other persons.

APPLICATION: All statements made in an application are considered representations and not warranties. In issuing this policy, we have relied on the statements made in any application to be true and complete. No such statement will be used to void the policy or to deny a claim unless that statement is a material misrepresentation.

INCONTESTABILITY: We will not contest payment of the Proceeds upon the Insured's death based on the initial Specified Amount after this policy has been in force during the Insured's lifetime for two years from the Policy Date. For any increase in Specified Amount requiring evidence of insurability, we will not contest payment of the Proceeds based on such an increase after it has been in force during the Insured's lifetime for two years from its effective date.

SUICIDE: If the Insured commits suicide, while sane or insane, within two years from the Policy Date, we will not pay the Proceeds normally payable on the Insured's death. Instead, we will pay the Beneficiary an amount equal to all premiums paid prior to the Insured's death, less any Indebtedness, and less any partial surrenders. For any increase in Specified Amount requiring evidence of insurability, if the Insured commits suicide, while sane or insane, within two years from the effective date of any such increase, we will not pay the Proceeds associated with such an increase. Instead, our liability with respect to such an increase will be limited to its cost of insurance charges.


VLO-0721

ERROR IN AGE OR SEX: If the age or sex of the Insured has been misstated, the death benefit and Cash Value will be adjusted. The adjusted death benefit will be (1) multiplied by (2) and then the result added to (3) where:

1.   is the Net Amount At Risk at the time of the Insured's death;

2. is the ratio of the monthly cost of insurance applied in the policy month of death and the monthly cost of insurance that should have been applied at the true age and sex in the policy month of death; and

3.   is the Cash Value at the time of the Insured's death.

The Cash Value will be adjusted to reflect the cost of insurance charges based on the correct age and sex from the Policy Date.

EFFECTIVE DATE OF COVERAGE: The effective date of coverage of any person insured under your policy is as follows:

1. the Policy Date is the effective date for all coverage provided in the original application;
2. for any increase or addition to coverage, the effective date will be the monthly anniversary, from the Policy Date, on or next following the date we approve the supplemental application; and
3. for any insurance that has been reinstated, the effective date will be the monthly anniversary, from the Policy Date, on or next following the date we approve your request for reinstatement.

TERMINATION: All coverage under your policy will terminate when any one of the following events occurs:

1.   you request in writing that the coverage terminates;

2.   the Insured dies;

3.   the policy matures;

4.   the grace period ends; or

5.   you surrender the policy for its Cash Surrender Value.

ANNUAL REPORT: We will send you a report at least once a year which shows the current Cash Value, Cash Surrender Value, amount of insurance, premiums paid, minimum monthly premiums, all charges since the last report and outstanding policy Indebtedness. The report will also include any other information required by laws and regulations, both federal and state. We will mail this report to you at your address in the application or another address you specify.

ILLUSTRATION OF BENEFITS AND VALUES: We will provide a projection of illustrative future benefits and values under this policy at any time. Your written request and payment of a service fee set by us at the time of the request will be required.

NONPARTICIPATION: This is a nonparticipating policy on which no dividends are payable. Your policy will not share in our profits or surplus earnings.

CURRENCY: Any money we pay, or that is paid to us, must be denominated in United States currency.

SIGNATURE GUARANTEE AND REQUIRED DOCUMENTATION: For your protection, a written request for a surrender, a partial surrender, policy loan, or a change in ownership must be signed. We may require the signature to be guaranteed by a member firm of the New York, American, Boston, Midwest, Philadelphia, or Pacific Stock Exchanges, or by a commercial bank or a savings and loans, which is a member of the Federal Deposit Insurance Corporation. In some cases, we may require additional documentation of a customary nature.



OWNER, BENEFICIARY AND ASSIGNMENT PROVISIONS
OWNER:  While the Insured is living, all rights in your policy belong to you.

OWNERSHIP AT YOUR DEATH: You may name a Contingent Owner who will become the Owner of the policy if you die before the Insured. If there is no Contingent Owner at the time of your death and you predecease the Insured, your estate will become the Owner of the policy.

DESIGNATING AND CHANGING OWNERSHIP: You may name a Contingent Owner or a new Owner at any time while the Insured is living. If a new Owner is named, any earlier designation of Owner(s) or Contingent Owner(s) is automatically revoked. Any change must be in a written form satisfactory to us and recorded at our Home Office. Once recorded, the change will take effect as of the date you signed it. The change will not affect any payment made or any action we take before it was recorded. We may require that you send us your policy for endorsement before making a change.


VLO-0721

BENEFICIARY: The Beneficiary is the person(s) who is entitled to receive the Proceeds upon the death of the Insured. The Contingent Beneficiary is the person(s) entitled to receive the Proceeds if no Beneficiary is alive at the time of the death of the Insured.


DESIGNATING AND CHANGING THE BENEFICIARY AND THE CONTINGENT BENEFICIARY: YOU MAY DESIGNATE ON THE APPLICATION ONE OR MORE BENEFICIARY(IES), AND ONE OR MORE CONTINGENT BENEFICIARIES. WHILE THE INSURED IS ALIVE, YOU MAY CHANGE ANY BENEFICIARY OR CONTINGENT BENEFICIARY DESIGNATION. ANY CHANGE MUST BE IN A WRITTEN FORM SATISFACTORY TO US. WE MUST RECEIVE THE CHANGE AT OUR HOME OFFICE. WE MAY REQUIRE THAT WE RECEIVE THE POLICY FOR ENDORSEMENT BEFORE WE RECORD THE CHANGE. ONCE WE RECORD THE CHANGE, THE CHANGE WILL BE EFFECTIVE AS OF THE DATE IT WAS SIGNED; PROVIDED, HOWEVER, THAT WE WILL NOT BE LIABLE TO ANY PERSON FOR ANY ACTION OR PAYMENT WE MAKE PRIOR TO RECORDING THE CHANGE.

PAYMENTS TO THE BENEFICIARY: WE WILL PAY THE PROCEEDS, UPON THE INSURED'S DEATH, TO THE BENEFICIARY(IES) THAT SURVIVES THE INSURED. IF NO BENEFICIARY SURVIVES THE INSURED, THE CONTINGENT BENEFICIARY(IES) BECOMES THE BENEFICIARY(IES) AND WILL BE PAID THE PROCEEDS. IF NO BENEFICIARY OR CONTINGENT BENEFICIARY SURVIVES THE INSURED, WE WILL DEEM YOU (OR YOUR ESTATE) TO BE THE BENEFICIARY AND PAY YOU (OR YOUR ESTATE) THE DEATH BENEFIT PROCEEDS.

     If there are multiple payees of the Proceeds, we will pay them on a pro-rata basis, unless you instruct us prior to the Insured's death to pay them on some other basis.

ASSIGNMENT: While the Insured is living, you may assign any or all rights under your policy. We will not be bound by any assignment unless it is in a written form acceptable to us and is recorded at our Home Office. An assignment will not affect any payments made or actions taken by us before we record it. The assignment will be subject to any Indebtedness owed to us before it was recorded. The interest of any Beneficiary will be subject to the rights of any assignee of record at our Home Office. We will not be responsible for the sufficiency or validity of any assignment.



PREMIUM PROVISIONS
PREMIUM PAYMENTS: The Initial Premium is due on the Policy Date. It will be credited on the Initial Investment Date. Any due and unpaid monthly deductions will be subtracted from the Cash Value at this time. Insurance will not be effective until the Initial Premium is paid. The Initial Premium is shown on the Policy Data Page.

Premiums other than the Initial Premium may be paid at any time while your policy is in force subject to the limits described below. Planned premium payment reminder notices will be furnished upon request. You may pay the Initial Premium to us at our Home Office or to an authorized representative. All premiums after the first are payable at our Home Office. Premium receipts will be furnished upon request.

LIMITS: Each premium payment must be at least $50. Additional premium payments may be made at any time while your policy is in force. However, we reserve the right to require satisfactory evidence of insurability before accepting any additional premium payments which result in any increase in the Net Amount At Risk. Also, we will refund any portion of any premium payment which is determined to be in excess of the premium limit established by law to qualify your policy as a contract for life insurance. We may also require that any existing policy Indebtedness is repaid prior to accepting any additional premium payments.


LAPSE PROVISIONS
LAPSE: Your policy will remain in force so long as the Cash Surrender Value, on the monthly anniversary from the Policy Date, is sufficient to cover the deduction for charges. Otherwise, your policy will lapse, subject to the Guaranteed Policy Continuation Provision and a grace period. When your policy lapses, insurance coverage, and any riders you have selected, will have no value.

GUARANTEED POLICY CONTINUATION PROVISION: During the guaranteed policy continuation period, your policy will not lapse while the sum of all your premium payments (including the Initial Premium), minus any Indebtedness and partial surrenders, is greater than or equal to the sum of the minimum monthly premiums due through the most recent monthly anniversary from the Policy Date. The minimum monthly premium amount is shown on the Policy Data Page. This amount may vary by policy duration, and it may be affected by any changes to your policy.

GRACE PERIOD: Before the end of a grace period, your policy will not lapse if you pay enough premium to cover four times the current monthly deduction for charges. We will pay the Proceeds upon the Insured's death during a grace period, so long as your policy has been in force during the Insured's lifetime for two years from the Policy Date. Also, you may surrender your policy for its Cash Surrender Value during a grace period. We will send you a notice at the start of a grace period. From the date on which the notice is postmarked, the grace period will last for 61 days.



VLO-0721

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REINSTATEMENT: Within three years of the end of a grace period (and before the
Maturity Date), you may request to reinstate your policy that has lapsed. You must submit your request in writing. We may require you to provide further evidence of insurability that is satisfactory to us. You will need to pay enough premium to cover the monthly deductions for charges while your policy was within a grace period, and to cover three times the current monthly deduction for charges from the date we reinstate your policy. That date will be on the next monthly anniversary from the Policy Date after which we approved your request for reinstatement. For your policy to be reinstated, you will also either need to repay any Indebtedness, or have it reinstated. Upon reinstatement, the Cash Value of your policy, before any premium payments or loan repayments, will be set equal to the lesser of the Cash Value at the end of the grace period, or the surrender charge for the year from the Policy Date in which we reinstate your policy.



DEATH BENEFIT PROVISIONS
DEATH BENEFIT: If the Insured dies while the policy is in force prior to the Maturity Date, your policy will provide a death benefit. The death benefit will be determined in accordance with one of the following options, whichever is in effect on the date of the Insured's death, subject to the Minimum Required Death Benefit. The current option in effect is shown on the Policy Data Page.

OPTION 1: The death benefit will be the Specified Amount on the date of death.

OPTION 2: The death benefit will be the Specified Amount plus the Cash Value on the date of death.

OPTION 3: The death benefit will be the Specified Amount plus the accumulated premium account on the date of death.

           The accumulated premium account is all premium payments accumulated to the date of death less any partial surrenders accumulated to the date of death. The accumulations will be calculated based on the Option 3 interest rate shown on the Policy Data Page. In no event will the accumulated premium account be less than zero or greater than the Option 3 maximum increase shown on the Policy Data Page.

For any death benefit option, the calculation of the Minimum Required Death Benefit is shown on the Policy Data Page.

DEATH PROCEEDS: The actual amount of money payable to the Beneficiary if the Insured dies while your policy is in force prior to the Maturity Date equals:

1.   the death benefit provided by your policy; plus

2.   any insurance on the Insured's life that may be provided by riders; minus

3.   any Indebtedness; and minus

4.   any due and unpaid monthly deductions accruing during the grace period.

     We will pay these Proceeds to the Beneficiary after we receive at our Home Office proof of death satisfactory to us and such other information as we may reasonably require. Such Proceeds will be adjusted under certain conditions. Refer to the Incontestability, Suicide, and Error in Age or Sex Provisions.

DEATH BENEFIT OPTION CHANGES: After the first policy year, you may change the death benefit option under your policy from Option 1 to Option 2 or from Option 2 to Option 1. You may not make a change from or to Option 3. We will adjust the Specified Amount such that the Net Amount At Risk remains constant before and after the death benefit option change. The effective date of change will be the monthly anniversary from the Policy Date on or next following the date we approve the request for change.

     Only one change of option is permitted in a policy year. We will refuse a death benefit option change which would reduce the Specified Amount to a level where the total premiums already paid exceeds the premium limit, if any, established by law to qualify your policy as a contract for life insurance. In order for a death benefit option change to become effective, the Cash Surrender Value, after the change, must be sufficient to keep the policy in force for at least three months.

SPECIFIED AMOUNT INCREASES: At any time after the first year from the Policy Date, you may request an increase in Specified Amount. Your request must be in writing to our Home Office on our official forms. Any increase shall be subject to the following conditions:

1.   you must provide evidence of insurability satisfactory to us;

2.   the increase must be for a minimum of $10,000;


3. the Cash Surrender Value is sufficient to keep this policy in force for at least three months; and

4.   age limits are the same as for a new issue.

     An approved increase will have an effective date of the monthly anniversary from the Policy Date on or next following the date we approve the supplemental application unless you request a different date. We reserve the right to limit the number of increases in Specified Amount to one each year from the Policy Date.


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                                       8
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SPECIFIED AMOUNT DECREASES: At any time after the first year from the Policy
Date, you may request a decrease in the Specified Amount. Any decrease will be effective on the monthly anniversary from the Policy Date, on or next following our receipt of your request unless you request a different date. Any such decrease shall reduce insurance in the following order:

1.   against insurance provided by the most recent increase;

2.   against the next most recent increases successively; and

3.   against insurance provided under the original application.

     We reserve the right to limit the number of decreases in the Specified Amount to one each year from the Policy Date. We will refuse a request for a decrease which would:

1.   reduce the Specified Amount below the Minimum Specified Amount; or

2.   disqualify this policy as a contract for life insurance.



NONFORFEITURE PROVISIONS
CASH VALUE: The Cash Value of your policy is the sum of the Cash Value in each Subaccount and the Policy Loan Account. The Cash Value in each Subaccount on the Initial Investment Date is equal to the portion of the Net Premium allocated to the Subaccount minus a pro-rata monthly deduction for the month following the Policy Date.

     The Cash Value in each Subaccount on each subsequent Valuation Period is equal to (1) plus (2) plus (3) minus (4) minus (5) minus (6), where:

     (1) is the Cash Value in the Subaccount on the preceding Valuation Period multiplied by its net investment factor for the current Valuation Period;

     (2) is any Net Premiums or other amounts allocated to the Subaccount during the current Valuation Period;

     (3) is any amounts transferred to the Subaccount during the current Valuation Period;

     (4) is any amounts transferred from the Subaccount during the current Valuation Period;

     (5) is the portion of any monthly deductions which are due and charged to the Subaccount during the current Valuation Period; and

     (6) is any Partial Surrender Amount allocated to the Subaccount during the current Valuation Period.

     The Cash Value in the Policy Loan Account is zero, unless you take a policy loan. If you take a policy loan, then the Cash Value in the Policy Loan Account on the loan date is equal to the amount of the loan. The loan amount is transferred from a Variable Account in proportion to the Cash Value in each Subaccount on the date of the loan.

The Cash Value in the Policy Loan Account on each subsequent Valuation Period is equal to (1) plus (2) plus (3) minus (4) minus (5) where:

     (1) is the Cash Value in the Policy Loan Account on the preceding Valuation Period;

     (2)  is any interest credited during the current Valuation Period;

     (3) is any amounts transferred to the Policy Loan Account because of additional policy loans and any due and unpaid loan interest during the current Valuation Period;

     (4) is the amount of any loan repayments you make during the current Valuation Period; and

     (5) is any amount of interest transferred from the Policy Loan Account to a Variable Account during the current Valuation Period.

MONTHLY DEDUCTION: The monthly deduction for each month from the Policy Date, shall be calculated as:

     1. the mortality and expense risk charges. The mortality and expense charges are shown on the Policy Data Page; plus

     2. the monthly expense charges. These charges will not exceed the maximum monthly policy expense charges shown on the Policy Data Page; plus

     3.   the monthly cost of any additional benefits provided by any riders;
          plus

     4.   the monthly cost of insurance.

The monthly deduction will be charged proportionately to the Cash Values in each Subaccount, unless otherwise elected.

MONTHLY COST OF INSURANCE: A deduction will be made on the Policy Date, and each monthly anniversary from the Policy Date, for the monthly cost of insurance. This monthly deduction will be charged proportionately to the Cash Values in each Subaccount, unless otherwise elected. The monthly cost of insurance for each policy month is determined by multiplying the monthly cost of insurance rate by the Net Amount At Risk. The monthly cost of insurance rate is described under the Cost of Insurance Rates Provision.


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                                       9
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If there have been increases in the Specified Amount, then the Cash Value shall be first considered a part of the initial Specified Amount. If the Cash Value exceeds the initial Specified Amount, it shall then be considered a part of the increases in Specified Amount in the order of the increases.

COST OF INSURANCE RATES: A separate monthly cost of insurance rate is used to obtain the monthly cost of insurance for the Insured's initial Specified Amount and each increase in Specified Amount. Each rate is based on the Insured's Issue Age, sex, underwriting class, and any substandard rating at the time the initial Specified Amount was issued, or increase took effect, and on the duration since that time.

Monthly cost of insurance rates will be determined, by us from time to time, based on our expectations as to future experience. Any change in cost of insurance rates will be on a uniform basis for Insureds of the same Issue Age, sex, underwriting class, and any substandard rating whose policies have been in force for the same length of time. These rates will never be greater than the guaranteed maximum monthly cost of insurance rates shown on the Policy Data Page. The basis for these guaranteed maximum cost of insurance rates is shown in the Basis of Computation on the Policy Data Page.

INTEREST CREDITING: Any Cash Value allocated to the Policy Loan Account will be credited interest daily. The guaranteed minimum annual effective rate is shown on the Policy Data Page. Interest in excess of the minimum guaranteed rate may be credited.

MINIMUM LEGAL VALUES: The cash surrender, loan, and other values in your policy are at least as large as those set by law in the state where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

CONTINUATION OF INSURANCE: If the premium payments are not made, insurance coverage under this policy and any benefits provided by any rider will be continued in force. Such coverage will be continued as provided in the Grace Period Provision. This provision will neither continue the policy beyond the Maturity Date, nor continue any rider beyond the date for its termination, as provided in the rider.

SURRENDER CHARGE: When this policy lapses or is surrendered, a surrender charge is deducted from the Cash Value. Surrender charges are calculated separately for the initial Specified Amount and each increase in Specified Amount. The amount and duration of the surrender charges for each segment of coverage are shown in the Table of Surrender Charges on the Policy Data Page.

COMPLETE SURRENDER: Your policy may be surrendered for its Cash Surrender Value at any time while it is in force. You must submit a written request on a form acceptable to us. We may also require the return of your policy. The date of surrender will be the date we receive your written request at our Home Office. The Cash Surrender Value will be determined as of the end of the Valuation Period during which your request is received. All coverage will end on the date of surrender.

PARTIAL SURRENDER: A partial surrender may be made at any time while this policy is in force. You must submit a written request. We may also require that this policy be sent to us. We reserve the right to limit the number of partial surrenders in a policy year to one a year from the Policy Date. In addition, a partial surrender will be allowed only if after the partial surrender, this policy continues to qualify as a contract for life insurance. We reserve the right to deduct a fee from the Partial Surrender Amount you requested. The maximum fee is shown on the Policy Data Page.

When a partial surrender is made we will reduce the Cash Value by the Partial Surrender Amount.

We will also reduce the Specified Amount by the amount necessary to prevent an increase in the Net Amount At Risk. However, the reduction to the Specified Amount will not be greater than the Partial Surrender Amount less preferred partial surrenders. A preferred partial surrender, when aggregated with any other preferred partial surrenders during the same policy year, shall not exceed 5% of the Cash Surrender Value as of the beginning of that year. If you do not notify us in writing that you wish a partial surrender to be considered a preferred partial surrender, it will be considered an ordinary partial surrender. Any such decrease to the Specified Amount as a result of an ordinary partial surrender will reduce insurance in the following order:


     1.   against the insurance provided by the most recent increase;

     2.   against the next most recent increase successively; and

     3.   against the insurance under the original application.

We will allocate partial surrenders among the Subaccounts in proportion to the Cash Value in each Subaccount as of the partial surrender date, unless otherwise elected. The amount of any partial surrender is subject to the following conditions:

1.   the minimum partial surrender is $1;

2. during each of the first ten years from the Policy Date, the sum of all partial surrenders in a policy year, including both preferred partial surrenders and ordinary partial surrenders, cannot exceed 10% of the Cash Surrender Value as of the beginning of that year;

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3.   after the completion of ten years from the Policy Date, the maximum amount of a partial surrender is the Cash Surrender Value less the greater of $500 or three monthly deductions; and

4. a partial surrender may not reduce the Specified Amount below the Minimum Specified Amount.

CHANGES IN POLICY COST FACTORS: Changes in cost of insurance rates, credited interest rates or other policy expense charges will be by class and will be based on changes in future expectations for factors such as:

     1.   investment earnings;

     2.   mortality;

     3.   persistency;

     4.   expenses; and

     5.   taxes.

Any changes will be determined in accordance with the procedures on file, if required, with the insurance regulator in the state in which this policy was delivered.


LOAN PROVISIONS
POLICY LOAN: You may request a loan at any time while your policy is in force. There are two kinds of policy loans - ordinary and preferred. New loans will be considered preferred to the extent that the loan, plus any loans taken earlier in the year, do not exceed 5% of the Cash Surrender Value as of the beginning of the year, as measured from the Policy Date. Any loan that is not considered preferred will be considered an ordinary loan. All loans must be requested in writing on a form acceptable to us. The loan date is the date we process the loan.

MAXIMUM AND MINIMUM LOAN VALUE: A loan may not increase Indebtedness to exceed the maximum loan value as of the date of any loan. The maximum loan value is (1) plus (2) minus (3) on the loan date, where:

     1.   is 90% of the Cash Value in any Subaccount of the Variable Account;

     2.   is 100% of the Cash Value in the Policy Loan Account; and

     3.   is 100% of the surrender charge.

                         The minimum loan amount is $1.

LOAN COLLATERAL AND CREDITED INTEREST: You must assign your policy to us as collateral for a loan. We will establish a Policy Loan Account equal to the amount of the loan. We will credit the Policy Loan Account with interest daily at the rate shown on the Policy Data Page. Preferred loans and ordinary loans may be credited with interest at different rates.

LOAN INTEREST ON INDEBTEDNESS: The loan interest rate is shown on the Policy Data Page. Interest is charged daily against Indebtedness and is payable at the end of each year from the Policy Date. Unpaid interest will be added to the existing Indebtedness as of the due date and will be charged interest at the same rate as the rest of the loan. Preferred loans and ordinary loans are charged interest at the same rate.

LOAN REPAYMENT: All or part of a loan may be repaid to us at any time while your policy is in force during the Insured's lifetime. The minimum repayment is $50. Any payment intended as a loan repayment, rather than a premium payment, must be identified as such. Any Indebtedness that exists at the end of the grace period may not be repaid unless this policy is reinstated. Any loan repayment received will first be considered a repayment of any outstanding ordinary loan balance, and then a repayment of any preferred loan balance.

EFFECT OF LOAN: When you take a loan, we will transfer an amount equal to the policy loan from a Subaccount to the Policy Loan Account. Any loan interest that becomes due and unpaid will also be transferred. Amounts transferred to the Policy Loan Account will earn interest daily from the date of transfer. Preferred loans and ordinary loans may earn interest at different rates. When you repay part or all of a loan, we will transfer an amount equal to the amount you repay from the Policy Loan Account to a Subaccount.

Unless you specify otherwise, we will allocate loans among the Subaccounts in proportion to the Cash Value in each Subaccount as of the loan date. Any loan interest which becomes due and is unpaid will be transferred to the Policy Loan Account in proportion to the Cash Values in each Subaccount. Unless specified, loan repayments will be allocated among the Subaccounts using the Fund allocation factors in effect on the date of the repayment, subject to any other restrictions that we may impose. Since the amount you borrow is removed from a Subaccount, a loan will have a permanent effect on any death benefit and Cash Surrender Value of this policy. The effect may be favorable or unfavorable. This is true whether you repay the loan or not. If not repaid, Indebtedness will reduce the amount of any Proceeds.

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TERMINATION OF POLICY: If the total Indebtedness ever equals or exceeds the Cash
Value, your policy may lapse, as described in the Lapse Provisions.



EXCHANGE OF POLICY PROVISIONS
RIGHT OF EXCHANGE: Within 24 months from the Policy Date, you may exchange this policy for a new policy on the life of the Insured. We will not require evidence of insurability for this exchange. A new policy means the policy for which this policy may be exchanged.

CONDITIONS: Your right to make this exchange is subject to the following conditions:

     1. You must ask for the exchange in writing to our Home Office on our official forms.

     2.   You must surrender this policy to us.


     3. We must have your written request and this policy at our Home Office while this policy is in force and not in a grace period.

     4.   You must pay us any money due on the exchange.

EXCHANGE DATE:  The exchange date will be the later of:

     1. the date we receive this policy and your written request at our Home Office; or

     2. the date we receive at our Home Office any sum due to be paid for such an exchange.

This new policy will take effect on the exchange date only if the Insured is alive. This policy will terminate when the new policy takes effect.

NEW POLICY: The new policy may be a Flexible Premium Adjustable Life Insurance policy offered by us on the Policy Date. The new policy will have a death benefit on the exchange date not more than the death benefit of this policy immediately prior to the exchange date. The new policy will have the same Policy Date and Issue Age as this policy. The initial Specified Amount and any increase in Specified Amount will have the same rate class as the one in this policy. Any Indebtedness may be transferred to the new policy.

EXCHANGE AT OTHER TIMES: After 24 months from the Policy Date, you may exchange this policy for a new policy, subject to our approval. You must furnish any evidence of insurability we require and pay all costs associated with the exchange.



VALUATION OF ASSETS IN A VARIABLE ACCOUNT
DETERMINING INVESTMENT RESULTS: The Cash Value will change with a change in the investment results of the Subaccounts. An index called an accumulation unit value measures changes in a Subaccount's investment experience. Each Subaccount has its own accumulation unit value.

For each Subaccount, the accumulation unit value was initially set at $10.00. The accumulation unit value for a Subaccount in each subsequent Valuation Period is equal to (1), multiplied by (2), where:

     (1) is the Subaccount's accumulation unit value for the preceding Valuation Period; and

     (2) is the Subaccount's net investment factor for the subsequent Valuation Period.

NET INVESTMENT FACTOR: Because the net investment factor may be greater than or less than one, the accumulation unit value may increase or decrease from one Valuation Period to the next; however, the accumulation unit value remains constant throughout a Valuation Period. The net investment factor for a Subaccount for a Valuation Period is obtained by dividing (1) by (2), where:

(1) is the net of:

     (a) the net asset value per share of the Fund held in the Subaccount at the end of the current Valuation Period; plus

     (b) the per share amount of any dividend and capital gains distributions made by the Fund held in the Subaccount if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

     (c) a per share charge or credit for taxes reserved for, if any, which is determined by the Company to have resulted from the investment operations of the Subaccount.

(2)  is the net of:

     (a) the net asset value per share of the Fund held in the Subaccount determined as of the end of the immediately preceding Valuation Period; plus or minus

     (b) the per share charge or credit for taxes reserved for in the immediately preceding Valuation Period.



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THE VARIABLE ACCOUNT, ALLOCATIONS, TRANSFERS AND CHANGES
VARIABLE ACCOUNT: The Variable Account is subject to the laws of Ohio. We own the assets of the Variable Account; we keep them separate from the assets of our General Account. We maintain assets which are at least equal to the reserves and other liabilities of the Variable Account. Such assets will not be charged with liabilities that arise from any other business we conduct. We may transfer to our General Account assets which exceed the reserves and other liabilities of a Variable Account. We will determine the value of the assets in the Variable Account at the end of each Valuation Period. The Variable Account will have several Subaccounts. We list them on the Policy Data Page. Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccount. This is without regard to income, gains, or losses in our other Subaccounts, separate investment accounts, or our General Account.

ALLOCATIONS: You choose how the Net Premiums and the Cash Value will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount. Any allocation you make must be at least 1%; you may not choose a fractional percent. The sum of the Fund allocation factors must equal 100%.

Regarding the right to examine and return of your policy, some states require that we refund the Initial Premium if you exercise this right, while others require that we return the Cash Value. If yours is a state that requires us to refund the Initial Premium, we will hold the Net Premium on the Initial Investment Date in a Subaccount corresponding to a money market Fund. Once your examination right ends, we will transfer the Cash Value to the Subaccounts that correspond to the Funds to which you had chosen to allocate Net Premium upon application. If yours is a state that requires us to refund the Cash Value, we will hold the Net Premium on the Initial Investment Date in a Subaccount corresponding to a money market Fund. On the next Valuation Period, we will allocate the Cash Value to your Fund choices. Any subsequent Net Premiums will be allocated according to your Fund choices.

Your Fund choices, and any changes, will appear on the Policy Data Page. You may change the allocation for future Net Premiums at any time while your policy is in force. To do so, you must notify us in writing in a form that meets our approval. The change will take effect on the date we receive your written request at our Home Office.

RIGHT TO TRANSFER: You may transfer amounts among the Subaccounts on a daily basis. Transfers may be made via any method deemed acceptable by us. We reserve the right to refuse or limit any transfer request, or take any action we deem necessary with respect to transfers among certain specified Subaccounts in order to protect policy Owner and Beneficiaries from negative investment results that may arise from harmful investment practices employed by certain Owners or their representative. Our failure to exercise our rights under this section shall not be construed as a waiver of our rights.

CHANGES OF FUND: A Fund might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, a change in the laws or regulations, the shares are no longer available for investment, or for some other reason. If this occurs, we have the right to substitute another Fund. However, we would first notify you and seek approval from the SEC and the Superintendent of Insurance of the State of Ohio. We would also get any other required approvals.

OTHER CHANGES: To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follows:

1. A Variable Account may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the policy Owners.

2. A Variable Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required.

3.   A Variable Account may be combined with other separate investment accounts.

4. The provisions of this and other policies may be modified to comply with any other applicable federal or state laws.


In the event of such changes, we may make appropriate endorsement on this and other policies having an interest in a Variable Account and take other actions as may be necessary to effect such a change.


PROCEEDS AND SETTLEMENT PROVISIONS
PAYMENT OF PROCEEDS: Unless an optional mode of settlement is elected, we will pay the Proceeds in a lump sum. If you elect an optional mode of settlement, we will pay the Proceeds from our General Account, and the sum will no longer be affected by the investment experience of any Subaccount.


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POSTPONEMENT OF PAYMENTS: We will normally pay any amount payable upon the
Insured's death, or on maturity, surrender, any partial surrender or policy loan, within seven days after we receive your written request, proof of death or any other information we may reasonably require to pay a claim. However, such payments may be postponed if:

1. the New York Stock Exchange is closed (except for customary holiday closings); or

2.   the SEC requires trading be restricted or declares an emergency; or

3.   the SEC lets us defer payments for the protection of our policy Owners.

OPTIONAL MODES OF SETTLEMENT: One or a combination of settlement options may be chosen. A settlement option may be chosen only if the total amount placed under the option is at least $2,000.00, and each payment is at least $20.00.

A settlement option election may be changed at any time by a proper written request to our Home Office. Once recorded, it will become effective on the date it was requested. We may require proof of the age of any person to be paid under a settlement option. While this policy is in force, you may choose or change settlement options at any time. If no settlement option has been chosen prior to the Insured's death, the Beneficiary may choose one. A change of Beneficiary automatically revokes any option in effect.

Settlement option payments are not assignable. To the extent allowed by law, settlement option payments are not subject to the claims of creditors or to legal process.

Under Options 2, 3, 4, and 5, payments will be made at the beginning of each 12, 6, 3, or 1 month interval beginning on the date of the Insured's death, on the Maturity Date, or on the date of surrender, as applicable. Under Option 1 and 6, payments will be made at the end of every 12, 6, 3, or 1 month interval from the date of the Insured's death, on the Maturity Date, or on the date of surrender, as applicable.

Under Options 1, 2, and 4, withdrawal of any outstanding balance may be made by written request to our Home Office. No amount left with us under Options 3, 5, or 6 may be withdrawn.

Options 1, 2, 4, and the guaranteed period of Option 3, provide for payment of interest at a guaranteed minimum interest rate of 2 1/2% per year, compounded annually. Any interest to be paid in excess of this rate will be determined once a year.

OPTION 1 - INTEREST INCOME: The Proceeds remain with us to earn interest. This interest may be left to accumulate or be paid periodically as stated above.

OPTION 2 - INCOME FOR A FIXED PERIOD: Proceeds remaining with us will be paid over a specified number of years (not exceeding 30 years). Each payment consists of a portion of the Proceeds plus a portion of the interest credited on the outstanding balance. The amount payable monthly for each $1,000 left with us will be at least the amount shown in the Option 2 Table.

OPTION 3 - LIFE INCOME WITH PAYMENTS GUARANTEED: Payments are made for a guaranteed period of 10, 15, or 20 years, and thereafter for the remainder of a payee's lifetime. The amount payable monthly for each $1,000 left with us is shown in the Option 3 Table, according to the payee's age on the effective date of the option.

OPTION 4 - FIXED INCOME FOR VARYING PERIODS: The Proceeds may be left on deposit with us at interest with payments of a fixed amount being paid at specified intervals until principal and interest have been exhausted. The last payment will be for the balance only. The total amount payable each year may not be less than 5% of the original proceeds. (i.e., not less than $50 per annum of each $1,000 of original proceeds.)

OPTION 5 - JOINT AND SURVIVOR LIFE INCOME: Equal payments will be made for the longer of the lives of two named payees. In other words, when one payee dies, the same payment continues to be paid for the remainder of the surviving payee's life. We will furnish values for other age combinations (than those shown in Option 5 Table) upon request.

OPTION 6 - ALTERNATE LIFE INCOME: We will use the Proceeds to purchase an annuity. The amount payable will be 102% of our current individual immediate annuity purchase rate on the date of the Insured's death, on the Maturity Date, or on the date of surrender, as applicable. We reserve the right to change our current annuity rates at any time. However, once this option has been selected, any revision in rates will not affect payment to a payee or payees. Upon request, we will quote the amount currently payable under this settlement option.

         For "Settlement Option" Tables, please see Policy Data Pages.


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VLO-0721
                        NATIONWIDE LIFE INSURANCE COMPANY
          Home Office: One Nationwide Plaza o Columbus, Ohio 43215-2220

                        NATIONWIDE LIFE INSURANCE COMPANY


ENDORSEMENTS (Endorsements may be made only by the Company at the Home Office)
























VLO-0721

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]



                    FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE
                                INSURANCE POLICY

                           o Adjustable Death Benefit

                  o Flexible premiums payable during Insured's
                        lifetime until the Maturity Date

                     o Death Proceeds payable at Insured's
                        death prior to the Maturity Date

                       o Maturity Proceeds payable on the
                                  Maturity Date

                          o Not eligible for dividends

                            o Investment experience
                              reflected in benefits



















VLO-0721

                       NATIONWIDE LIFE INSURANCE COMPANY
          Home Office: One Nationwide Plaza o Columbus, Ohio 43215-2220